Exhibit 99.1
Holly Energy Partners, L.P. Reports Second Quarter Earnings
July 31, 2007
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported second quarter net income of $11.0 million ($0.64 per basic and diluted limited partner unit) for the three months ended June 30, 2007, as compared to $3.0 million ($0.17 per basic and diluted limited partner unit) for the three months ended June 30, 2006. For the six months ended June 30, 2007, net income was $18.4 million ($1.06 per basic and diluted limited partner unit) as compared to $10.1 million ($0.59 per basic and diluted limited partner unit) for the six months ended June 30, 2006.
Net income for the three and six months ended June 30, 2007 increased $8.0 million and $8.3, respectively, as compared to the same periods in 2006. The increases in net income were principally due to an increase in volumes transported on our pipeline systems, the effects of annual tariff increases on our pipelines and the realization of certain previously deferred revenue, partially offset by an increase in operating costs and expenses.
The large increase in revenues and net income for the three and six months ended June 30, 2007 as compared to the same periods in 2006 is principally due to significant downtime at all of the refineries served by our product distribution network in the second quarter of 2006. These refineries, including Holly’s Navajo and Woods Cross refineries and Alon’s Big Spring refinery, were required to produce ultra low sulfur diesel fuel (“ULSD”) by June 2006. To meet this requirement, downtime at the refineries was required so that ULSD-associated projects could be brought on line. Additionally, in the second quarter of 2006, Holly completed an expansion of the Navajo refinery. The tie-in of these new projects coming on line, combined with other refinery maintenance, much of which was timed in conjunction with the capital projects, resulted in reduced refinery production, which was the principal factor contributing to a significant volume decrease during the second quarter of 2006. Since the expansion of Holly’s Navajo refinery in mid-year 2006, increased production has contributed to increased volume shipments on our pipeline systems.
Revenues increased by $8.6 million from $18.5 million for the three months ended June 30, 2006 to $27.1 million for the three months ended June 30, 2007. The increase in revenue was principally due to an increase in volumes transported on our pipeline systems, the effects of annual tariff increases on our pipelines and the realization of certain previously deferred revenue. Revenues from the refined product pipelines increased by $5.6 million from $13.2 million for the three months ended June 30, 2006 to $18.8 million for the three months ended June 30, 2007 as shipments on our refined product pipelines increased to an average of 147.1 thousand barrels per day (“mbpd”) for the three months ended June 30, 2007 as compared to 107.9 mbpd for the three months ended June 30, 2006. Also contributing to the increase in refined product pipeline revenue for the three months ended June 30, 2007 was the realization of $1.5 million of previously deferred revenue as the contractual period had expired to provide certain pipeline services that had previously been paid for. Revenues from the intermediate product pipelines increased by $2.2 million from $1.8 million for the three months ended June 30, 2006 to $4.0 million for the three months ended June 30, 2007 as shipments on our intermediate product pipelines increased to an average of 68.4 mbpd for the three months ended June 30, 2007 as compared to 45.0 mbpd for the three months ended June 30, 2006. Also contributing to the increase in intermediate pipeline revenue for the three months ended June 30, 2007 was the realization of $1.1 million of previously deferred revenue as the contractual period had expired to provide certain pipeline services that had previously been paid for. Revenues from terminal and truck loading rack service fees increased by $0.8 million from $3.5 million for the three months ended June 30, 2006 to $4.3 million for the three months ended June 30, 2007 as refined products terminalled in our facilities increased to an average of 176.4 mbpd for the three months ended June 30, 2007 as compared to 148.6 mbpd for the three months ended June 30, 2006.
Revenues increased by $10.0 million from $41.0 million for the six months ended June 30, 2006 to $51.0 million for the six months ended June 30, 2007. The increase in revenue was principally due to an increase in volumes transported on our pipeline systems, the effects of annual tariff increases on our pipelines and the realization of certain previously deferred revenue. Revenues from the refined product pipelines increased by $6.5 million from $29.3 million for the six months ended June 30, 2006 to $35.8 million for the six months ended June 30, 2007 as shipments on our refined product pipelines increased to an average of 142.3 mbpd for the six months ended June 30, 2007 as compared to 125.8 mbpd for the six months ended June 30, 2006. Also contributing to the increase in refined product pipeline revenue for the six months ended June 30, 2007 was the realization of $1.5 million of previously deferred revenue as the contractual period had expired to provide certain pipeline services that had previously been paid for. Revenues from the intermediate product pipelines increased by $2.8 million from $4.3 million for the six months ended June 30, 2006 to $7.1 million for the six months ended June 30, 2007 as shipments on our intermediate product pipelines increased to an average of 64.0 mbpd for the six months ended June 30, 2007 as compared to 53.0 mbpd for the six months ended June 30, 2006. Also contributing to the increase in intermediate pipeline revenue for the six months ended June 30, 2007 was the realization of $1.6 million of previously deferred revenue as the contractual period had expired to provide certain pipeline services that had previously been paid for. Revenues from terminal and truck loading rack service fees increased by $0.7 million from $7.4 million for the six months ended June 30, 2006 to $8.1 million for the six months ended June 30, 2007 as refined products terminalled in our facilities increased to an average of 171.8 mbpd for the six months ended June 30, 2007 as compared to 157.3 mbpd for the six months ended June 30, 2006.
Commenting on the results for the 2007 second quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated: “We experienced our strongest quarter yet, as we realized record income and generated $17.4 million of EBITDA for the second quarter of 2007, an increase of 78% over $9.8 million of EBITDA generated in the second quarter of 2006. Although a significant portion of our year-over-year increase in volume levels is attributable to the rebound over the second quarter of 2006, when we experienced a significant drop in product shipments as all of the refineries utilizing our refined product distribution network had significant downtime as ULSD-associated projects were brought online, we have benefited from increased production levels at Holly’s Navajo refinery. We expect these levels to increase further as Holly continues its expansion initiative at the Navajo refinery. Additionally, we continue to explore organic and third-party growth opportunities to further strengthen both our revenue and EBITDA potential.”
As previously announced, our cash distribution per unit for the second quarter of 2007 will be $0.705, an increase of 2.2% over the amount of $0.69 distributed for the first quarter of 2007. The aggregate distribution will be $12.2 million. For the quarter, our distributable cash flow was $12.4 million and EBITDA was $17.4 million. The $5.0 million difference between distributable cash flow and EBITDA results from a $1.9 million decrease in deferred revenue, $2.9 million of net interest expense and $0.2 million of maintenance capital expenditures.
We have scheduled a conference call today at 10:00 AM EDT to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #10412687. Additionally, listeners may access this call via the internet at: http://www.videonewswire.com/event.asp?id=41255.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 83,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2007 and 2006.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$9,438	$6,374	$17,677	$13,697
Affiliates — intermediate pipelines	4,054	1,841	7,063	4,314
Third parties	9,355	6,821	18,145	15,598

	22,847	15,036	42,885	33,609

Terminals and truck loading racks:
Affiliates	2,861	2,369	5,403	5,055
Third parties	1,423	1,122	2,715	2,301

	4,284	3,491	8,118	7,356

Total revenues	27,131	18,527	51,003	40,965

Operating costs and expenses
Operations	8,263	7,429	16,040	14,538
Depreciation and amortization	3,208	3,781	7,279	7,574
General and administrative	1,275	1,289	2,562	2,513

	12,746	12,499	25,881	24,625

Operating income	14,385	6,028	25,122	16,340

Interest income	145	245	330	488
Interest expense, including amortization	(3,371)	(3,247)	(6,729)	(6,422)
Gain on sale of assets	1	—	298	—
Minority interest in Rio Grande	(154)	(28)	(581)	(273)

Net income	11,006	2,998	18,440	10,133

Less general partner interest in net income, including incentive distributions (1)	726	319	1,306	646

Limited partners’ interest in net income	$10,280	$2,679	$17,134	$9,487

Net income per limited partner unit — basic and diluted (1)	$0.64	$0.17	$1.06	$0.59

Weighted average limited partners’ units outstanding	16,108	16,108	16,108	16,108

EBITDA (2)	$17,440	$9,781	$32,118	$23,641

Distributable cash flow (3)	$12,389	$10,293	$24,983	$21,507

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Volumes (bpd)

Pipelines:
Affiliates — refined product pipelines	82,571	55,793	77,494	61,151
Affiliates — intermediate pipelines	68,437	44,955	63,980	52,959
Third parties	64,487	52,134	64,835	64,666

	215,495	152,882	206,309	178,776
Terminals and truck loading racks:
Affiliates	123,245	107,302	121,724	113,202
Third parties	53,179	41,266	50,030	44,145

	176,424	148,568	171,754	157,347

Total for pipelines and terminal assets (bpd)	391,919	301,450	378,063	336,123

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.5 million and $1.0 million were declared during the three and six months ended June 30, 2007, respectively. Incentive distributions of $0.3 million and $0.5 million were declared during the three and six months ended June 30, 2006, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands)

Net income	$11,006	$2,998	$18,440	$10,133

Add interest expense	3,067	3,005	6,122	5,938
Add amortization of discount and deferred debt issuance costs	304	242	607	484
Subtract interest income	(145)	(245)	(330)	(488)
Add depreciation and amortization	3,208	3,781	7,279	7,574

EBITDA	$17,440	$9,781	$32,118	$23,641

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(In thousands)

Net income	$11,006	$2,998	$18,440	$10,133

Add depreciation and amortization	3,208	3,781	7,279	7,574
Add amortization of discount and deferred debt issuance costs	304	242	607	484
Add increase (decrease) in deferred revenue	(1,896)	3,432	(990)	3,916
Subtract maintenance capital expenditures*	(233)	(160)	(353)	(600)

Distributable cash flow	$12,389	$10,293	$24,983	$21,507

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

	June 30,	December 31,
	2007	2006
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$11,563	$11,555
Working capital	$10,333	$9,450
Total assets	$235,189	$243,573
Long-term debt	$181,443	$180,660
Partners’ equity	$31,139	$36,226
As a master limited partnership, we distribute our available cash, which exceeds our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
   Chief Financial Officer
M. Neale Hickerson, Vice President,
   Investor Relations
Holly Energy Partners
214/871-3555